UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 21, 2017

(Date of earliest event reported)

Glu Mobile Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001‑33368	91‑2143667
(Commission File Number)	(IRS Employer Identification No.)

500 Howard Street, Suite 300 San Francisco, California	94105
(Address of Principal Executive Offices)	(Zip Code)

(415) 800‑6100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻  Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

◻  Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

◻  Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 2.05 Costs Associated with Exit or Disposal Activities.

As part of its efforts to streamline its operating expense structure in alignment with its business strategy, on August 23, 2017, Glu Mobile Inc. (“Glu”) committed to a restructuring plan consisting of the following:

•	the elimination of 46 positions in Glu’s San Francisco and Long Beach offices, of which:

o22 are from the central technology, Android development and Android quality assurance (QA) organizations in its San Francisco headquarters, and

o24 are from the Car Town Racing team in Long Beach; and

•	the discontinuation of all operations at Glu’s Long Beach studio, including the decision to not launch Car Town Racing worldwide.

Glu expects to gain operating efficiencies and improve its overall agility by decentralizing operating activities tied directly to game development, such as Android development, and embedding these functions within the individual game development teams.  In addition, Glu will be consolidating certain central technology functions, including business intelligence and SDK development, under its Chief Revenue Officer’s organization to better align these departments with Glu’s user acquisition and advertising revenue teams.  Finally, Glu’s global QA and sound design teams will be moved into a new Global Studio Operations department overseen by Glu’s Chief Operating Officer. These actions are consistent with Glu’s plan to achieve sustained profitability as previously disclosed.  Glu does not expect this restructuring plan to impact any of its upcoming title releases.

Glu expects to incur pre-tax charges of approximately $1.5 million to $1.75 million related to the restructuring plan. Glu estimates that approximately $900,000 to $1.1 million of such charges will be related to employee severance and benefits and approximately $600,000 to $650,000 will be related to lease, contract termination and other costs. Glu expects to recognize substantially all of the restructuring-related costs during the third quarter of 2017 and for substantially all of the severance and benefit charges, and a majority of the lease, contract termination and other costs, to entail cash expenditures. The actions associated with the restructuring plan are expected to be substantially completed by the end of the third quarter of 2017 and fully completed by the end of the fourth quarter of 2017.

Item 2.05 of this Report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are identified by words such as “plans,” “expects,” “estimates” or “estimated, and other similar words, expressions, and formulations. These forward-looking statements are based upon current expectations and involve risks and uncertainties that could cause the actual amounts to differ materially from those described in this report. Factors that could contribute to such differences include: Glu’s ability to implement the restructuring in various jurisdictions; possible changes in the size and components of the expected costs and charges associated with the restructuring; risks associated with Glu’s ability to achieve the anticipated benefits of the restructuring; and the risks detailed in Glu’s periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, Glu undertakes no obligation to update these statements for revisions or changes after the filing of this Form 8‑K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the restructuring described in Item 2.05 above, on August 21, 2017, the Compensation Committee of the Board of Directors of Glu approved entry into a Transitional Employment and Separation Agreement (the “Separation Agreement”) with Tim Wilson, Glu’s Chief Technology Officer, pursuant to which his employment with Glu will terminate effective September 1, 2017 (the “Separation Date”).

Pursuant to the terms of the Separation Agreement, provided that the employment of Mr. Wilson is not terminated by Glu for cause or by Mr. Wilson for any reason prior to the Separation Date, then upon his delivery to Glu of a signed general release of claims (the “Release”) and such Release becoming effective, Mr. Wilson will receive:

•	seven months of his then-current base salary, payable in lump-sum;

•	up to seven months of continuation of health insurance coverage for him (and any eligible dependents) pursuant to COBRA; and
•	the right to keep the MacBook Pro, iPhone 7, Google Pixel and Samsung S6 previously provided to him by Glu, subject to a review by Glu’s IT department for Glu confidential proprietary information.

Mr. Wilson’s outstanding and unvested equity awards will be cancelled on the Separation Date.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the actual terms of the Separation Agreement, which is filed as Exhibit 99.01 to this report and is incorporated into this Item 5.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.01     Transitional Employment and Separation Agreement by and between Tim Wilson and Glu Mobile Inc., dated August 22, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glu Mobile Inc.

Date: August 23, 2017	By:	/s/ Scott J. Leichtner
	Name:	Scott J. Leichtner
	Title:	Vice President and General Counsel